UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to Rule 14a-12

DOMINI SOCIAL INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Subject Line: Domini Social Equity Fund – Forthcoming Proxy Statement

Dear XX:

We have filed a preliminary proxy statement asking shareholders of the Domini Social Equity Fund and Domini Institutional Social Equity Fund (collectively, “the Fund”) to approve a new management and submanagement agreement in order to change the Fund from a strategy of passive index investing to active management. I wanted to let you know as early as possible about this proposed change in strategy.

As you know, currently the Fund must invest in the Domini 400 Social IndexSM, regardless of how the Index is performing. Management cannot shift the Fund’s portfolio concentration from one industry to another or from one stock to another to enhance performance.

We believe that shareholders would be better served by an active strategy. We are proposing to manage the Fund in essentially the same way that we manage our Domini European Social Equity Fund. A Domini team of analysts will assess companies according to our social and environmental standards, and then Wellington Management will seek to add value using a diversified quantitative approach while managing risk through portfolio construction.

Our analysis of the long-term track record of the Fund demonstrates that social and environmental analysis has led to strong individual stock selection. We believe that an active investment strategy will further enhance the Fund’s ability to capitalize on this stock selection advantage.

Due to the increased costs of maintaining an actively managed fund, we are proposing an increase in the expense ratios of the Domini Social Equity Fund and Domini Institutional Social Equity Fund. However, the new proposed expenses are lower than the average expense ratio for similar actively managed funds.

To obtain a copy of the preliminary proxy statement that has been filed with the SEC, please visit [LINK TO EDGAR FILING]. We have prepared an overview section in plain English to help explain the new strategy, and the matters for which we are seeking approval. We hope that you find it helpful.

Definitive proxy statements will be mailed on or about June 15, 2006 in connection with the solicitation of proxies by the Board of Trustees of the Domini Social Equity Fund, the Domini Institutional Social Equity Fund, the Domini European Social Equity Fund and the Domini Social Bond Fund (the Funds). Information regarding the Trustees and Officers of the Funds may be obtained by calling Domini Funds at 1-800-582-6757.

The proxy statement contains important information. Shareholders are strongly encouraged to read the proxy statement when they receive it. The proxy statement will be available for free at the website of the Securities and Exchange Commission, www.sec.gov, and from Domini Funds by calling Domini at 1-800-582-6757 or by downloading the proxy statement from Domini's website at www.domini.com.

Please feel free to contact me if you have any questions about these proposals. I look forward to speaking with you personally.

Yours sincerely,

Kenneth Nostro

Director of Sales

 [CONTACT INFO]

Past performance is no guarantee of future results. Investment return, principal value, and yield of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Each investor should consider the investment objectives, risks, charges, and expenses of the investment carefully before investing. A 2.00% redemption fee is charged on sales or exchanges of shares made less than 60 days after settlement of purchase or acquisition through exchange, with certain exceptions. See the prospectus for more information about these and other topics.

The Domini Funds are not insured and are subject to market risks. Investment return, principal value, and yield of an investment will fluctuate so that an investor’s shares, when redeemed, may be more or less than their original cost. You may lose money.

Investing internationally involves special risks, such as currency fluctuations, social and economic instability, differing securities regulations and accounting standards, limited public information, possible changes in taxation, and periods of illiquidity.

You should consider the Domini Funds' investment objectives, risks, charges, and expenses carefully before investing. Obtain a copy of the Funds’ current prospectus containing this and other information by calling 1-800-498-1351 or online at www.domini.com. Please read it carefully before investing. DSIL Investment Services, Distributor. 04/06

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Domini Social Investments

P.O. Box 9785, Providence, RI 02940